Exhibit 8.4



      [ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C. LETTERHEAD]



                             _________ __, 1995
                                                         603-____


MCEG Sterling Incorporated
1888 Century Park East
Suite 1777
Los Angeles, California 90067-1721

Ladies and Gentlemen:

          You have requested our opinion as to whether the proposed merger of MCEG Sterling Incorporated ("Sterling") with and into The Actava Group Inc. ("Actava"), with Actava being the surviving corporation (the "Sterling Merger") will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          In reaching the opinions expressed below, we have reviewed and relied on (i) the Amended and Restated Agreement and Plan of Merger ("the Merger Agreement"), dated as of September 27, 1995, by and among Actava, Sterling, Orion Pictures Corporation ("Orion"), Metromedia International Telecommunications, Inc. ("MITI"), OPC Merger Corp. and MITI Merger Corp.,
(ii) the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") filed with the Securities and Exchange Commission by Actava, Sterling, Orion and MITI on September 28, 1995, (iii) the representation letters dated the date hereof addressed to us in connection with the opinion set forth below from Actava and Sterling, and (iv) such other information and materials as we have deemed appropriate.

          We have assumed that the Merger Agreement has been duly executed by the parties thereto and constitutes the valid and legally binding obligation of such parties, that the Merger Agreement has not been amended or modified, that the parties to the Merger Agreement will act in accor-dance therewith, and that there are no other agreements or understandings among the parties in connection with the subject matter thereof.

          Based upon and subject to the foregoing, it is our opinion that the Sterling Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code.

          We express no opinion concerning any United States, state, local or foreign tax matter relating to the Sterling Merger and the other transactions described in the Joint Proxy Statement, except as expressly set forth above.

          The above opinion is based on the current provisions of the Code and the regulations thereunder, and on current interpretations of the Code and such regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroac-tive effect. Any such change could affect the continuing validity of the opinion set forth above.

          This letter is furnished by us solely for your benefit and the benefit of holders of outstanding Sterling common stock and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Joint Proxy Statement within the meaning of the term "Expert" as used in the Securities Act of 1933 or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              ROBINSON BROG LEINWAND GREENE
                              GENOVESE & GLUCK P.C.



                              By:___________________________